Exhibit 99.1

January 30, 2026

Dear Partner:

We are pleased to provide an update for you about Energy 11, L.P. (the “Partnership”, “Energy 11”, “we”, “our” or “us”).

Over the last year, we have evaluated the potential for a liquidation of our Sanish Field Assets in North Dakota via several options. During the same period, the market price for oil has significantly decreased – down nearly 20% from January 2025 to January 2026. With the uncertainty of oil markets along with the recent global events that directly add volatility to the market, we feel the best way to maximize value for our limited partners is to continue to hold the Sanish Field Assets at this time.

Each January, we assist David Lerner Associates and its trustee (RBC) with their FINRA requirements by calculating an estimated per unit value of the Partnership. The per unit value as of December 31, 2025 (as seen on your January statement) decreased from $15.62 to $11.28. This change is primarily the result of lower oil prices as of the date of analysis, which dropped from approximately $70 per barrel of oil at the end of December 2024 to approximately $57 per barrel of oil at the end of December 2025. Because valuations change daily based on market pricing (oil prices exceeded $65 per barrel at the date of this letter), the per unit value on your statement does not necessarily reflect a per unit value we could receive upon liquidation of our assets.

Energy 11 paid $1.40 per common unit ($26.6 million) in distributions during 2025, which represents a 7% return on the limited partner initial investment of $20.00 per common unit. Since the inception of the Energy 11 program, we have paid approximately $203.1 million in distributions, or up to $12.06 per common unit, to our limited partners.

As previously mentioned, during 2025, we used cash on-hand and available cash flow generated from the Sanish Field Assets to pay for our proportionate share of capital expenses and reduce our outstanding debt to $0. Energy 11 remains one of the few debt-free companies operating in the industry. In addition, approximately three years ago, we restructured the operations of the Partnership to save general and administrative costs. Since the restructuring, we have reduced our annual general and administrative costs by over 40%, saving over $500,000 in expenses each year.

With no outstanding debt, the Partnership has full use of its available borrowing capacity on its credit facility of $20 million. We have begun working with our lender to renew our credit facility that matures on March 1, 2026 to ensure we have a credit line available for future capital commitments if necessary.

The Partnership is preparing our 2025 annual report, which we plan to file in mid-March. We continue to pay taxes on behalf of limited partners (as required by the state of North Dakota), so we intend to make a payment for tax year 2025 in early April. We paid approximately $400,000 (about $0.021 per common unit) in withholding taxes on behalf of the limited partners in April 2025 for the 2024 tax year. Your proportionate share of the 2024 tax payment will be reflected in the K-1 tax forms you receive from us, which we anticipate will be available to limited partners by mid-March as well. Please continue to consult with your tax advisor when reviewing your K-1s. As a reminder, tax withholding payments made on your behalf reduce the unpaid distributions total.

Despite headwinds, our operations remain cash-flow positive. As of December 31, 2025, we have estimated cash on-hand of approximately $6.9 million and available borrowing capacity, if needed, to participate in new drilling, so we remain optimistic about the future of Energy 11. If you have questions regarding the status of your investment, please contact your Investment Counselor at David Lerner Associates, Inc. We also encourage you to review all the Partnership’s filings with the SEC, which are available online at www.energyeleven.com or www.sec.gov.

Thank you for your continued support of this investment.

Sincerely,

Glade M. Knight

Chairman and Chief Executive Officer

Energy 11 GP, LLC

Forward-Looking Statements

Certain statements contained in this letter other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Partnership to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Such additional factors include, but are not limited to, that the Partnership’s development of its oil and natural gas properties may not be successful or that its operations on such properties may not be successful; general economic, market, or business conditions; changes in laws or regulations; the risk that the wells in which the Partnership acquired an interest are productive, but do not produce enough revenue to return the investment made; the risk that the wells the Partnership drills do not find hydrocarbons in commercial quantities or, even if commercial quantities are encountered, that actual production is lower than expected on the productive life of wells is shorter than expected; current credit market conditions and the Partnership’s ability to obtain long-term financing for its property acquisitions and drilling activities in a timely manner and on terms that are consistent with what the Partnership projects when it invests in a property; uncertainties concerning the price of oil and natural gas, which may decrease and remain low for prolonged periods; and the risk that any hedging policy the Partnership employs to reduce the effects of changes in the prices of its production will not be effective.

Although the Partnership believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this letter will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Partnership or any other person that the results or conditions described in such statements or the objectives and plans of the Partnership will be achieved. Readers should carefully review the Partnership’s financial statements and the notes thereto, as well as the risk factors described in the Partnership’s filings with the SEC, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by the Partnership with the SEC on March 14, 2025. Any forward-looking statement that the Partnership makes speaks only as of the date of this letter, and the Partnership undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.